UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2007

PAXAR CORPORATION (Exact name of registrant as specified in its charter)

New York	1-9493	13-5670050
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

105 Corporate Park Drive
White Plains, New York 10604
(Address of principal executive offices)

Registrant's telephone number, including area code: 914-697-6800

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INTRODUCTORY NOTE

As discussed herein, on June 15, 2007, Paxar Corporation (“Paxar”) completed its merger with an indirect subsidiary of Avery Dennison Corporation (“Avery Dennison”). As a result of the merger, Paxar became a wholly owned indirect subsidiary of Avery Dennison, ceased to be publicly traded and accordingly will no longer be listed on the New York Stock Exchange (“NYSE”). Although we are no longer publicly traded, the de-registration of our stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act") will not become effective for a period of up to 10 days after the NYSE notifies the Securities and Exchange Commission of its intention to delist our common stock.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On June 14, 2007, stockholders owning approximately 81% of the shares of our common stock outstanding voted in favor of the Agreement and Plan of Merger, dated as of March 22, 2007, among Paxar, Avery Dennison, and Alpha Acquisition Corp., an indirect wholly owned subsidiary of Avery Dennison (the “Merger Agreement”).

On June 15, 2007, we consummated the merger, and Alpha Acquisition Corp. merged with and into Paxar, with Paxar continuing as the surviving corporation. At the effective time of the merger, all of our outstanding shares of common stock, other than restricted shares (as described below) were converted into the right to receive $30.50 per share in cash, without interest. The Merger Agreement also provided for the conversion of outstanding options and other equity-based awards, as described in Paxar’s Proxy Statement on Form 14A, filed with the Securities and Exchange Commission on May 22, 2007. The aggregate cash consideration payable as a result of the merger was approximately $1,303 million.

As a result of the acquisition, Paxar became a wholly owned subsidiary of Avery Dennison Corporation, ceased to be publicly traded and accordingly will no longer be listed on the New York Stock Exchange as discussed under Item 3.01 below.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

In connection with the closing of the merger, we notified the NYSE on June 15, 2007, that each publicly-held share of our common stock was exchanged for cash, with the result that the public would cease to hold any equity interest in Paxar. We expect the NYSE to notify the Securities and Exchange Commission of its intention to delist our common stock in the immediate future, which delisting would be scheduled to become effective 10 days following such notification.

Item 3.03. Material Modification to Rights of Security Holders.

The information set forth in Items 2.01 and 5.03 of this report is incorporated by reference into this Item 3.03.

Item 5.01. Changes In Control of Registrant.

The information set forth in Item 2.01 of this report is incorporated by reference into this Item 5.01 .

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Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

In connection with the Merger, each of the directors of Paxar voluntarily resigned from the board of directors of Paxar on June 15, 2007 and the directors of Alpha Acquisition Corp. became the new directors of Paxar upon the filing of the certificate of merger. Following the merger and appointments to fill vacancies on the board of directors, the board of directors of Paxar is now comprised of the following: Susan C. Miller, Karyn E. Rodriguez, and Richard P. Randall.

Following the merger and related removals and appointments of officers, the officers of Paxar are now comprised of the following: Susan C. Miller, President; Karyn E. Rodriguez, Vice President and Treasurer; and Richard P. Randall, Vice President and Secretary.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Upon filing the certificate of merger, Paxar's existing certificate of incorporation and by-laws were replaced by the certificate of incorporation and by-laws of Alpha Acquisition Corp., which are filed as exhibits 3.1 and 3.2 to this report, respectively, and incorporated herein by reference.

Item 8.01. Other Events.

On June 14, 2007, Paxar issued a press release disclosing certain of the events set forth in Items 2.01 and 3.01 of this report. The information contained in this Item 8.01 is qualified in its entirety by the press release, which is filed as exhibit 99.1 to this report and incorporated herein by reference.

Item 9.01. Financial Statements, Pro Forma Financial Information and Exhibits.

(d)	Exhibits.

Exhibit No.		Description of Exhibit

2.1	Certificate of Merger of Alpha Acquisition Corp. and Paxar Corporation into Paxar Corporation, dated June 15, 2007.

3.1	Certificate of Incorporation of Alpha Acquisition Corporation, as predecessor to Paxar Corporation.

3.2	By-Laws of Alpha Acquisition Corporation, as predecessor to Paxar Corporation.

99.1	Paxar Corporation press release, dated June 14, 2007.

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SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PAXAR CORPORATION

Date: June 15, 2007	By: /s/ Richard P. Randall
Richard P. Randall
Vice President and Secretary

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EXHIBIT INDEX

Exhibit No.	Description

2.1	Certificate of Merger of Alpha Acquisition Corp. and Paxar Corporation into Paxar Corporation, dated June 15, 2007.

3.1	Certificate of Incorporation of Alpha Acquisition Corporation, as predecessor to Paxar Corporation.

3.2	By-Laws of Alpha Acquisition Corporation, as predecessor to Paxar Corporation.

99.1	Paxar Corporation press release, dated June 14, 2007.

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